CONFIDENTIAL TREATMENT FOR THIS EXHIBIT HAS BEEN REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED, AND THE REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT 10.29

LONG TERM STANDBY COMMITMENT TO PURCHASE

This Long Term Standby Commitment to Purchase (Farm and Ranch Loans) (“Commitment”) is made as of February 1, 2012 between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), a corporation organized and existing under the laws of the United States of America and AgGeorgia Farm Credit, ACA, an institution of the Farm Credit System, organized and existing under the laws of the United States of America (“Seller”).

WHEREAS, the Seller and Farmer Mac each desire to enter into this Commitment, which permits the Seller, at its option, to sell Qualified Loans within a defined portfolio of Qualified Loans to Farmer Mac from time to time during the life of the defined portfolio and obligates Farmer Mac to purchase such Qualified Loans, all under the terms and conditions set forth in this Commitment; and

WHEREAS, the Seller and Farmer Mac have identified a portfolio of Qualified Loans that the parties desire to make subject to the terms and conditions of this Commitment; and

WHEREAS, the Seller and Farmer Mac seek to create a procedure by which the Seller may add additional Qualified Loans to such portfolio from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Commitment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farmer Mac and the Seller agree as follows:

ARTICLE I

DEFINED TERMS

Whenever used in this Commitment, the following words and phrases have the following meanings:

AMBS: Agricultural mortgage-backed securities guaranteed by Farmer Mac.

Business Day: Any day other than a Saturday, Sunday or other day Farmer Mac or the Seller is closed for business.

Charter Act: The Farmer Mac Charter Act in Title VIII of the Farm Credit Act of 1971 (12 U.S.C. §§2279aa et seq.), as amended and in effect from time to time.

Commitment Term: From the Effective Date of this Commitment through and including the date on which all Qualified Loans have been purchased or securitized or deemed paid in full (through scheduled payments, prepayments, liquidation or otherwise).

Delinquency Report: The report providing information with respect to any delinquent Qualified Loan included in the Portfolio, as provided monthly to Farmer Mac by the Seller pursuant to Section 4.04. The Delinquency Report shall be provided in a Comma Separated Values (CSV) format in accordance with the file specifications reasonably required by Farmer Mac and shall include a description of proposed remedial actions to be taken by the Seller. The current required file specifications for the Delinquency Report are set forth in Exhibit G to this Commitment.

Delivery Date: The date on which the Seller sells a Qualified Loan in the Portfolio to Farmer Mac, which, in the case of Tier I Qualified Loans, shall be the date that Farmer Mac disburses the purchase proceeds in accordance with Section 5.01, and, in the case of Tier II and Tier III Qualified Loans, shall be the date of delivery of a Qualified Loan to Farmer Mac pursuant to Sections 5.02 and 5.03, respectively.

Effective Date: The date this Commitment is executed, except with respect to Qualified Loans listed on a Qualified Loan Schedule delivered to Farmer Mac by the Seller pursuant to Section 4.02(b), in which case the Effective Date shall be the first day of the month following receipt of such Qualified Loan Schedule by Farmer Mac.

Event of Default: An event described in Article VIII.

FCA: The Farm Credit Administration.

Governmental Body: Any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the parties.

Loan Activity Report: The report regarding activity with respect to each Qualified Loan included in the Portfolio, as provided monthly to Farmer Mac by the Seller pursuant to Section 4.04. The Loan Activity Report shall be based on actual payment activity and provided in a Comma Separated Values (CSV) format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Loan Activity Report are set forth in

Exhibit F to this Commitment.

Loan Setup File: The information about each Qualified Loan added to the Portfolio, as provided to Farmer Mac by the Seller pursuant to Section 4.04. The Loan Setup File shall be provided in a Comma Separated Values (CSV) format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Loan Setup File are set forth in Exhibit E to this Commitment.

Liquidated Qualified Loan: As defined in the Servicing Contract.

Liquidation Expenses: As defined in the Servicing Contract.

Liquidation Proceeds: As defined in the Servicing Contract.

Loss: With respect to any Tier I Qualified Loan (or Tier I Qualified Participation Interest, as applicable), the amount, if any, by which (a) the sum of the amounts due as described in paragraphs 5.01(b)(I)(iii) and (iv) (or paragraphs 5.01(b)(II)(iii) and (iv), as applicable) hereof exceeds (b) (x) Liquidation Proceeds less (y) Liquidation Expenses not theretofore reimbursed to either Farmer Mac or the Seller, as appropriate, less (z) the sum of the amounts described in paragraphs 5.01(b)(I)(i) and (ii) (or paragraphs 5.01(b)(II)(i) and (ii), as applicable) hereof. Liquidation Proceeds and Liquidation Expenses shall be allocated among all then outstanding loans from Seller to the borrower, including such Tier I Qualified Loan (or Tier I Qualified Participation Interest, as applicable).

Mortgage File: As defined in the Servicing Contract.

Optional Removal Trigger: With respect to any pool of Qualified Loans identified on a Qualified Loan Schedule, the amount specified, if any, in the Qualified Loan Schedule as to which the Seller would be permitted to remove the pool of Qualified Loans from the Portfolio under Section 10.01(b) if the aggregate unpaid principal balance of the Qualified Loans remaining in the pool is equal to or less than such specified trigger amount, which shall be stated in the Qualified Loan Schedule as a percentage of the aggregate outstanding principal balance of the Portfolio as of the Effective Date.

Person: An individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Portfolio: Any of the groups of Qualified Loans, identified on the Qualified Loan Schedule signed by each of the parties hereto and delivered to Farmer Mac in connection with this Commitment and incorporated herein by reference, which are subject to this Commitment and are eligible to be sold to Farmer Mac under the terms and conditions set forth in this Commitment. Additional pools of Qualified Loans may be added to the Portfolio under this Commitment with the written concurrence of both parties.

Qualified Loan: Any mortgage loan (including a Qualified Participation Interest) secured by agricultural real estate as defined in the Charter Act and the Seller/Servicer Guide that meets the requirements of this Commitment on its Effective Date and which is identified in the Portfolio or which is added to the Portfolio as provided for herein.

Qualified Loan Schedule: A listing of Qualified Loans in a form reasonably required by Farmer Mac. The current form of Qualified Loan Schedule required by Farmer Mac is attached as Exhibit D to this Commitment.

Qualified Participation Interest: An undivided interest in a mortgage loan, including the related mortgage or deed of trust. The related mortgage loan must be a Qualified Loan. The ratio of the principal balance of the Qualified Participation Interest to the principal balance of the underlying loan will be determined at the time the Qualified Participation Interest is placed into the Portfolio. Prior to the time the initial Qualified Participation Interest becomes a Tier I, Tier II or Tier III Qualified Loan, the Seller and Farmer Mac will agree on the documentation to evidence the terms of the transfer to Farmer Mac of such Qualified Participation Interest.

Reserve Amount Total Limit: If applicable, as indicated in the related Qualified Loan Schedule for a pool of Qualified Loans, the maximum aggregate amount of Reserve Payments to be paid by Seller to Farmer Mac during the term of this Commitment. The Reserve Amount Total Limit shall equal the percentage (as specified in the related Qualified Loan Schedule) of the aggregate outstanding principal balance of the Portfolio as of the Effective Date.

Reserve Payment: If applicable, as indicated in the related Qualified Loan Schedule for a pool of Qualified Loans, an amount to be paid by Seller to Farmer Mac to mitigate a Loss that Farmer Mac would otherwise incur with respect to a Tier I Qualified Loan. Such amount shall equal the lesser of (a) the Loss; and (b) the Reserve Amount Total Limit. The amount of a Reserve Payment shall be reduced by the amount that the aggregate of all Reserve Payments made over the term of this Commitment exceeds the Reserve Amount Total Limit.

Seller/Servicer Agreement: Any Farmer Mac Seller/Servicer Agreement entered into between the Seller and Farmer Mac, as amended from time to time.

Seller/Servicer Guide: The publication entitled “Farmer Mac Seller/Servicer Guide,” release dated 2011, as modified by any guide update or bulletin or as replaced by any other publication of Farmer Mac.

Servicing Contract: The Master Central Servicing Agreement dated as of February 1,

2012 between Farmer Mac, as Owner/Master Servicer, and the Seller, as Central Servicer, as amended from time to time.

Standby Purchase Commitment Fee: The periodic amount due Farmer Mac from the Seller for this Commitment.

[REDACTED PORTION FILED SEPARATELY WITH SEC PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]

Solely for purposes of this definition of Standby Purchase Commitment Fee, the term “unpaid principal balance of such Qualified Loan” shall mean the unpaid principal balance of such Qualified Loan less any outstanding borrower stock that may be retired and applied to the Qualified Loan, to the extent such outstanding borrower stock is in excess of the minimum amount of such stock required by federal law or regulation, calculated as of the first day of the month prior to the month in which the Standby Purchase Commitment Fee is to be paid.

Termination Event: With respect to either the Seller or Farmer Mac, (i) any change in law or regulation (or any ruling or interpretation related to any existing law or regulation) that, in the reasonable judgment of such party and as supported by a written opinion of such party’s retained counsel, renders the transaction contemplated hereby void, unenforceable or illegal (in whole or in part) as to such party or (ii) any change in the law, regulations or Financial Accounting Standards adopted by the Financial Accounting Standards Board (or other similar accounting rules) that, in the reasonable judgment of such party and as supported by a written opinion of an independent counsel and/or accounting firm acceptable to both parties, renders the transaction as contemplated hereby unsound as to such party, it being understood by the parties that the treatment of the transaction contemplated hereby as risk management and the weighting of the Qualified Loans, other than Qualified Participation Interests and, if applicable, loans in an amount up to the Reserve Amount Total Limit, in the 20% category for risk-based capital purposes by the Seller and as off-balance sheet assets by Farmer Mac for capital requirements represents the accounting treatment contemplated by the parties.

Tier I Qualified Loan: Any Qualified Loan that is delinquent in payment for four or more consecutive months or otherwise in material non-monetary default, except as otherwise provided in Article V herein, and with respect to which any applicable borrower rights have been exercised or waived by the borrower, except those related to the borrower’s first rights of refusal to purchase/lease acquired property under the Farm Credit Act of 1971, as amended. A Tier I Qualified Loan that was a Qualified Loan on the date it was added to the Portfolio will be a Qualified Loan for purposes of this Commitment unless the terms of such loan are changed by the Seller without the consent of Farmer Mac. The Seller’s acquiescence or consent to the entry of a bankruptcy or other court ordered or approved restructuring or a restructuring in accordance with the Farm Credit Act shall not constitute such a change requiring the consent of Farmer Mac.

Tier I Qualified Participation Interest: A first right participation interest in an otherwise Qualified Loan that has a loan-to-value ratio in excess of Farmer Mac’s credit underwriting standards if the first right participation interest is acceptable to Farmer Mac, in its sole discretion. A Tier I Qualified Participation Interest, if transferred to Farmer Mac, will have first priority in payment and liquidation to the interest not transferred to Farmer Mac. The documentation evidencing the transfer of a Tier I Qualified Participation Interest will be agreed upon between the Seller and Farmer Mac at the time the initial Tier I Qualified Participation Interest is transferred to Farmer Mac. The ratio of the principal balance of the Tier I Qualified Participation Interest to the participation interest that is not a Tier I Qualified Participation Interest will be determined at the time the Tier I Qualified Participation Interest is placed into the Portfolio.

Tier II Qualified Loan: Any Qualified Loan that complies, on the date of its sale to Farmer Mac, with the standards set forth in the Seller/Servicer Guide, as amended from time to time.

Tier III Qualified Loan: Any Qualified Loan that is less than four months delinquent but does not comply, on the date of its sale to Farmer Mac, with the standards set forth in the Seller/Servicer Guide, as amended from time to time.

UCS: The fourteen-point Uniform Classification System used by Farm Credit System institutions to classify the credit risk related to specific agricultural loans.

ARTICLE II

GENERAL COVENANTS OF THE SELLER

Section 2.01. Performance of Obligations. The Seller hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 2.02. Good Standing. The Seller hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of the Seller as represented in Section 6.03 hereof.

Section 2.03. Further Assurances. The Seller shall, subject to applicable confidentiality requirements, execute and deliver or cause to be executed and delivered to Farmer Mac now, and at any reasonable time or times hereafter at the request of Farmer Mac, all documents, instruments, letters of direction, notices, reports, acceptances, receipts, consents, waivers, affidavits and certificates as Farmer Mac may reasonably request, in form satisfactory to Farmer Mac in order to consummate fully all of the transactions contemplated hereunder.

Section 2.04. Sale, Transfer or Pledge of Portfolio or Servicing Rights. (a) During the Commitment Term, except to the extent provided in the Farm Credit Act of 1971, as amended, and subject to Section 10.14 hereof, the Seller shall not pledge or hypothecate all or any portion of the Portfolio or any of the rights associated with the Portfolio and the Qualified Loans (including rights to service the Qualified Loans or rights to servicing fee income). The Seller may sell or transfer the Portfolio or the servicing rights associated with the Qualified Loans only under the terms set forth below.

(i) Farmer Mac will approve the sale or transfer of the Portfolio only if all of the Qualified Loans in the Portfolio are sold or transferred to a purchaser or transferee that is reasonably acceptable to Farmer Mac and that agrees to assume all of the Seller’s obligations hereunder pursuant to a written agreement among the Seller, Farmer Mac and such successor party. If the Seller transfers or sells the Portfolio but retains the right to service the Qualified Loans, the written agreement among the Seller, Farmer Mac and the successor party shall also provide that the payment of the Standby Purchase Commitment Fee shall remain a corporate obligation of the Seller.

(ii) Farmer Mac will approve the sale of the servicing rights associated with the Qualified Loans only if such servicing is sold (a) with respect to all Qualified Loans and (b) to one successor servicer reasonably acceptable to Farmer Mac that agrees, pursuant to a written agreement among the Seller, Farmer Mac and such successor servicer, to the obligations of the Seller set forth herein.

(iii) Any sale or transfer of the Portfolio or the rights associated with the Portfolio will be subject to a transfer fee of [REDACTED PORTION FILED SEPARATELY WITH SEC PURSUANT TO CONFIDENTIAL TREATMENT REQUEST].

(iv) Upon such transfer, the Seller shall have no further right to include additional Qualified Loans in the Portfolio.
(b) In the event of a merger, consolidation, formation of service entity, or other corporate reorganization involving the Seller and any Farm Credit System institution or other entity with which the Seller shall remain or become part of or affiliated with, then no servicing transfer fee shall be required and, to the extent such affiliated entity by written agreement assumes all of Seller’s responsibilities under this Commitment, neither will Farmer Mac’s approval of such transfer be required.

(c) In addition to the provisions in the Servicing Contract concerning the assignment of the Seller’s servicing rights and obligations, the Seller, except to the extent provided in this Commitment, shall not pledge or hypothecate all or any portion of the servicing rights and obligations related to any other loans that the Seller may service for Farmer Mac without providing evidence acceptable to Farmer Mac of the acknowledgement of any third party who will have rights therein of Farmer Mac’s entitlement to all or a portion of the value of such servicing portfolio in an Event of Default hereunder.

Section 2.05. Indemnification. The Seller shall indemnify and hold Farmer Mac harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (collectively, “Losses”) to which Farmer Mac may become subject insofar as such Losses arise out of or are based upon (i) the Seller’s performance of its servicing obligations set forth in this Commitment with respect to the Qualified Loans in the Portfolio prior to sale of the Qualified Loans to Farmer Mac or (ii) a final adjudication of, including any settlement of, any outstanding litigation described in Exhibit C attached to this Commitment. This covenant to indemnify and hold harmless shall survive the sale of the Qualified Loans to Farmer Mac.

Section 2.06. Original Principal Balance. Notwithstanding any other provision of this Commitment, the Seller shall not deliver a Tier II or Tier III Qualified Loan to Farmer Mac for sale if the original principal balance of such Qualified Loan does not meet Farmer Mac’s maximum dollar purchase limitations, in effect as of the Delivery Date, for the purchase of similar Qualified Loans, determined in accordance with the Charter Act.

Section 2.07. Seller/Servicer Status. The Seller shall use best efforts to obtain approval as an approved Farmer Mac seller and servicer under a Seller/Servicer Agreement and, to the extent the Seller and Farmer Mac have entered into a Seller/Servicer Agreement, to maintain its status as a Farmer Mac approved seller and servicer under the Seller/Servicer Agreement. Notwithstanding anything contained herein to the contrary, if the Seller shall fail to obtain approval as an approved Farmer Mac seller and servicer under a Seller/Servicer Agreement within 180 days of the Effective Date, then Farmer Mac may within its sole discretion immediately terminate this Commitment upon written notice to the Seller.

Section 2.08.     First Lien Status of Qualified Loans. The Seller agrees that, to the extent any loans originated or held by the Seller are secured by real estate securing any Qualified Loans in any Portfolio under this Commitment, such Qualified Loans shall have priority position with respect to such real estate security over the other loans. The Seller represents and warrants that each loan listed in a Qualified Loan Schedule signed by both parties is secured by a first lien mortgage on the real estate securing the Qualified Loan. The Seller covenants that any interest Farmer Mac obtains in a loan listed in a Qualified Loan Schedule will be prior in right to any other lien held by the Seller on such real estate security and acknowledges that, if such a lien is attached to the real estate security at the time the Seller requests Farmer Mac purchase the Qualified Loan, Farmer Mac will have the right, in its sole discretion, not to purchase the Qualified Loan under the terms of this Commitment.

ARTICLE III

COVENANTS OF FARMER MAC

Section 3.01. Commitment to Purchase Qualified Loans. Farmer Mac hereby covenants to purchase the Qualified Loans in the Portfolio in accordance with the provisions of this Commitment.

Section 3.02. Performance of Obligations. Farmer Mac hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 3.03. Good Standing. Farmer Mac hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of Farmer Mac as represented in Section 7.02 hereof.

ARTICLE IV

PRE-DELIVERY OBLIGATIONS OF THE SELLER

Section 4.01. Payment of Standby Purchase Commitment Fees. With respect to each Qualified Loan listed on a Qualified Loan Schedule signed by both parties, the Seller shall pay to Farmer Mac in immediately available funds, by 12:00 noon (eastern time), on the seventh calendar day of each month (or the preceding Business Day if the seventh calendar day is not a Business Day), an amount sufficient to pay the Standby Purchase Commitment Fee. If such funds are not received by Farmer Mac by 12:00 noon (eastern time) on such seventh day, the Seller shall pay interest to Farmer Mac on such overdue amount at a rate equal to the federal funds rate. The Seller’s obligation to pay the Standby Purchase Commitment Fee shall begin in the month immediately following the Effective Date with respect to each Qualified Loan and end in the month immediately following the month in which the Commitment Term expires.

Section 4.02. Delivery of Qualified Loan Information. (a) Not later than the tenth day of the month following the date of execution of this Commitment, the Seller shall deliver to Farmer Mac the information required to complete a Qualified Loan Schedule for the Qualified Loans initially to be included in the Portfolio. Such Qualified Loans shall become part of the Portfolio as of the Effective Date upon receipt by Farmer Mac of such Qualified Loan Schedule signed by both Farmer Mac and the Seller. The information required for such Qualified Loan Schedule shall be delivered in an electronic format acceptable to Farmer Mac.

(b) The Seller may deliver to Farmer Mac information required to complete additional Qualified Loan Schedules for any additional Qualified Loans approved by Farmer Mac that the Seller wishes to add to the Portfolio. The Seller shall follow the same requirements for completion of the initial Qualified Loan Schedule. Such additional approved Qualified Loans shall become part of the Portfolio effective on the Effective Date indicated in the related Qualified Loan Schedule upon receipt by Farmer Mac of such Qualified Loan Schedule signed by both Farmer Mac and the Seller. The Standby Purchase Commitment Fee with respect to any such additional Qualified Loans shall be due and payable beginning in the month following the month in which the related Effective Date occurs.

(c) The Seller may not remove a Qualified Loan from the Portfolio without the prior written consent of Farmer Mac; except, that, if the Seller refinances, restructures or modifies any Qualified Loan without the written consent of Farmer Mac (which consent shall not be required in loan restructurings provided for under the borrower rights provisions of the Farm Credit Act) or in a manner that is not authorized under the Servicing Contract, such Qualified Loan shall be removed from the Portfolio and Farmer Mac shall not be obligated to purchase such restructured or modified Qualified Loan. Loan modifications include, but are not limited to, situations where the obligations related to a Qualified Loan are assumed by a new borrower or new guarantor through the acquisition of the original borrower’s or guarantor’s assets and liabilities, whether such acquisition is accomplished via purchase or some other form of corporate merger or consolidation. Farmer Mac shall respond to Seller within a reasonable amount of time following Seller’s request for Farmer Mac’s consent regarding any refinancing, restructure or modification. If a Qualified Loan is removed from the Portfolio through a refinancing by the Seller (either with or without the inclusion of additional loan funds), the Seller agrees to add such refinanced Qualified Loan back to the Portfolio, or include such refinanced Qualified Loan in a portfolio under a subsequent Long Term Standby Commitment to Purchase, within 3 months of the closing of the refinanced Qualified Loan, if such addition or inclusion is permissible under the operative documents. Notwithstanding the foregoing, any modification resulting only in a change in interest rate, a reduction in loan amortization resulting from an interest rate change, or a more frequent payment schedule, in each case with respect to a Qualified Loan, shall not require Farmer Mac’s prior written consent in accordance with this Section 4.02(c).

Section 4.03. Administration and Servicing of Qualified Loans. (a) The Seller shall service the Qualified Loans in the Portfolio using commercially reasonable practices and in substantial compliance with the applicable servicing standards set forth in the sections of Article III of the Servicing Contract pertaining to the servicing of loans and administration of proceeds, except as modified by this Commitment. The Seller may conduct such servicing through the facilities of agents or independent contractors but shall not thereby be released from any of its duties or responsibilities hereunder.

(b) The Seller shall maintain or provide for the maintenance of a Mortgage File for each Qualified Loan in the Portfolio. Each Mortgage File must include any papers or records that are required by the Servicing Contract (except, for purposes of this paragraph only, assignments of mortgages to Farmer Mac). The Seller will provide for the physical segregation of the mortgage notes relating to the Qualified Loans in the Portfolio and hold such mortgage notes in a secure environment in accordance with generally accepted industry standards for the custody of mortgage loan documentation. The Seller shall maintain or provide for the maintenance of each mortgage note in a fire resistant vault, drawer or other suitable depository. The Seller is responsible for maintaining accurate accounting and borrower payment records, as required in the Servicing Contract.

(c) Upon reasonable notice and at any reasonable time during the Commitment Term and subject to applicable confidentiality requirements, Farmer Mac has the right to examine any and all books and records that pertain to the Qualified Loans, any and all accounting reports associated with the Qualified Loans and borrower remittances, and any other reports and documentation that Farmer Mac considers necessary to assure that (i) the Qualified Loans meet the terms and conditions set forth herein and (ii) the Seller is servicing the Qualified Loans in compliance with the Servicing Contract and this Commitment. The Seller agrees to forward such books, records or reports (or copies thereof) to Farmer Mac upon request by Farmer Mac. The Seller shall execute one or more written consents to authorize FCA to furnish to Farmer Mac upon Farmer Mac’s request those sections of the most recent FCA examination reports related to Seller’s mortgage loan administration, including underwriting, servicing, and the accuracy of the Seller’s risk-rating system. The Seller shall notify Farmer Mac in writing not later than ten (10) Business Days following the issuance by FCA of any such examination report with respect to the Seller.

(d) The Seller shall service delinquent Qualified Loans using commercially reasonable practices in substantial compliance with the provisions of Article III of the Servicing Contract and the Seller/Servicer Guide relating to the servicing of delinquent loans, including timely initiation of loss mitigation efforts. However, the Seller must sell the delinquent Qualified Loan to Farmer Mac prior to completion of the foreclosure process (or other comparable conversion) in accordance with Section 5.01 hereof. If title to the underlying mortgaged property has transferred to the Seller and no right of rescission by the borrower exists, the related Qualified Loan is no longer eligible for sale to Farmer Mac and should be reported as a “payoff” in accordance with the requirements of Section 4.04.

(e)    The Seller shall service all Qualified Loans, and all other loans to borrowers of Qualified Loans (“Related Loans”), in a manner that protects Farmer Mac’s financial interests. In that regard, without Farmer Mac’s prior concurrence, which concurrence shall not be unreasonably withheld, the Seller shall not, without limitation, apply funds received, take or defer taking any servicing action (including restructuring or reamortizing), or waive a substantive default with respect to any Related Loan if so doing materially increases the amount of Farmer Mac’s risk of or actual loss with respect to the relationship (i.e., the Qualified Loan plus all Related Loans).

Section 4.04. Reporting Requirements. Not later than the last Business Day of the month in which a Qualified Loan is added to the Portfolio, the Seller shall provide a Loan Setup File to Farmer Mac. Thereafter and until the Qualified Loan is sold to Farmer Mac or otherwise removed from the Portfolio, the Seller shall provide a Loan Activity Report to Farmer Mac not later than the seventh calendar day of each month. In addition, the Seller shall provide a Delinquency Report to Farmer Mac on or before the tenth day of each calendar month (or if such tenth day is not a Business Day, the next succeeding Business Day) to the extent that any of the Qualified Loans included in the Portfolio are delinquent.

ARTICLE V

DELIVERY OF AND PAYMENT FOR QUALIFIED LOANS

Section 5.01. Tier I Qualified Loans. (a) Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, in exchange for cash, any Tier I Qualified Loan. The election by Seller to sell to Farmer Mac any Tier I Qualified Loan shall not trigger any obligation on the part of Seller to sell other Tier I Qualified Loans that are under this Commitment. Notwithstanding the foregoing, prior to transfer of ownership of a mortgaged property from the borrower to the Seller as a result of loss mitigation efforts, a foreclosure proceeding or other comparable conversion, the Seller shall sell to Farmer Mac the related Tier I Qualified Loan regardless of the amount of time such Qualified Loan has been delinquent.

(b)(I)    The purchase price for any Tier I Qualified Loan shall equal the unpaid principal balance of the Qualified Loan less any outstanding borrower stock that may be retired and applied to the Qualified Loan, as reported to Farmer Mac in accordance with Section 4.04, in the month in which the Seller elects to sell such Qualified Loan. The purchase price for a Tier I Qualified Loan shall not include accrued or delinquent interest or foreclosure or related costs or expenses. Liquidation proceeds or other payments with respect to such Tier I Qualified Loan shall be applied as follows:

(i)	To the Seller, unpaid interest accruing at the note rate on the Qualified Loan while held by the Seller, but not to exceed interest accruing through 6 months following the first delinquency.

(ii)	To the party making protective advances and paying liquidation expenses and REO expenses, reimbursement for such advances and expenses.

(iii)	To Farmer Mac, unpaid interest accruing at the note rate less the applicable servicing fee rate on the Qualified Loan from the date purchased by Farmer Mac until the date of liquidation.

(iv)	To Farmer Mac, the outstanding principal amount of the Qualified Loan.

(v)
To the Seller, unpaid interest accruing at the note rate on the Tier I Qualified Loan from the date through which the Seller was paid for the interest by Farmer Mac until the date Farmer Mac purchased the Tier I Qualified Loan.

(vi)	To the servicer, unpaid servicing fees accrued during the period Farmer Mac owned the Tier I Qualified Loan.

(vii)	To the Seller, default interest accruing while the Seller held the Tier I Qualified Loan.

(viii)
To the Seller, any prepayment penalties required to be paid by the Seller with respect to such Qualified Loan, but only to the extent such prepayment penalties exceed default interest paid to the Seller under clause (vii) above.

(ix)	To Farmer Mac, the remainder, if any.

(II)    The purchase price for any Tier I Qualified Loan that is a Tier I Qualified Participation Interest shall equal the unpaid principal balance of the Qualified Participation Interest, less the pro rata portion of any outstanding borrower stock that may be retired and applied to the related loan, as reported to Farmer Mac in accordance with Section 4.04, in the month in which the Seller elects to sell such Qualified Participation Interest. The purchase price for a Tier I Qualified Participation Interest shall not include accrued or delinquent interest or foreclosure or related costs or expenses. Liquidation proceeds or other payments with respect to the pro rata portion of the loan underlying such Tier I Qualified Participation Interest shall be applied as follows:

(i)
To the Seller, unpaid interest accruing at the note rate on the Qualified Participation Interest while it was held by the Seller, but not to exceed interest accruing through 6 months following the first delinquency on the loan.

(ii)	To the party making protective advances and paying liquidation expenses and REO expenses, reimbursement, on a pro rata basis, for such advances and expenses.

(iii)
To Farmer Mac, the unpaid interest accruing at the note rate less the applicable servicing fee rate on the Qualified Participation Interest from the date purchased by Farmer Mac until the date of liquidation.

(iv)	To Farmer Mac, the outstanding principal amount of the Qualified Participation Interest.

(v)
To the Seller, unpaid interest accruing at the note rate on the Qualified Participation Interest from the date through which the Seller was paid for the interest by Farmer Mac until the date Farmer Mac purchased the Qualified Participation Interest.

(vi)	To the applicable servicer, their pro rata portions of any unpaid servicing fees accrued on the underlying loan during the period Farmer Mac owned the Tier I Qualified Participation Interest.

(vii)	To the Seller, default interest on a pro rata basis accruing on the underlying loan prior to Farmer Mac’s purchase of the Tier I Qualified Participation Interest.

(viii)	To Farmer Mac, default interest on a pro rata basis accruing on the underlying loan after Farmer Mac’s purchase of the Tier I Qualified Participation Interest.

(ix)
To the Seller, any prepayment penalties, on a pro rata basis, required to be paid by the Seller with respect to the underlying loan, but only to the extent such prepayment penalties exceed default interest paid to the Seller under clause (vii) above.

(x)	To Farmer Mac, the remainder, if any.

The purchase proceeds, as well as any reimbursement of a portion of the Standby Purchase Commitment Fee, as described in Section 5.04, will be disbursed by wire transfer to the Seller on the first Business Day of the month following Farmer Mac’s confirmation of receipt of a completed Purchase Request and as described in subsection (c) below. The parties acknowledge and agree that to the extent any funds in the Collection Account (as defined in the Servicing Contract) are allocable to Seller’s pro rata portion of the Qualified Loan, Seller shall be entitled at any time to withdraw such funds, as such funds are not required to be deposited in such Collection Account.

(c)    No later than the seventh Business Day of any month in which the Seller elects to sell Tier I Qualified Loans or sell Tier I Qualified Participation Interests to Farmer Mac, the Seller will do the following:

(i)    deliver a Purchase Request and Certification electronically and in hard copy, in the form of Exhibit B attached hereto, listing the Farmer Mac loan number and unpaid principal balance of the Qualified Loans that have become Tier I Qualified Loans or the Tier I Qualified Participation Interests

that the Seller wishes to sell to Farmer Mac either as whole loans or participation interests. The Purchase Request and Certification shall be delivered to Farmer Mac via facsimile transmission (number 202-872-7713).

(ii)prepare and deliver all of the mortgage delivery documentation required pursuant to Chapter 302 of the Seller/Servicer Guide to Farmer Mac in accordance with the Seller/Servicer Guide. Only Farmer Mac’s loan records as reflective of the reports submitted by the Seller under Section 4.04 hereof shall determine the proceeds that the Seller is entitled to receive for Farmer Mac’s purchase of Tier I Qualified Loans or of Tier I Qualified Participation Interests.

(iii)pay directly to the custodian designated by Farmer Mac any custodial fees to be incurred in connection with the filing and maintenance of the mortgage documents by such custodian.

(d)    As of its Delivery Date, a Tier I Qualified Loan sold to Farmer Mac (or as to which a participation interest is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the Servicing Contract.

(e)    The Seller and Farmer Mac agree that, if a Tier I Qualified Loan sold to Farmer Mac subsequently becomes current in payments under its original terms without being restructured, the Seller will repurchase from Farmer Mac and Farmer Mac will sell to the Seller such Qualified Loan for a price equal to the unpaid principal balance plus any accrued interest on such Qualified Loan. Such Qualified Loan will thereafter be listed on the applicable Qualified Loan Schedule and be a part of the Portfolio subject to this Commitment.

(f)    If the Qualified Loan Schedule indicates that the related pool of Qualified Loans is subject to Reserve Payments by specifying a Reserve Amount Total Limit, then no later than the fifth Business Day following the date that a Tier I Qualified Loan sold to Farmer Mac becomes a Liquidated Qualified Loan, Seller will pay to Farmer Mac any related Reserve Payment.

Section 5.02. Tier II Qualified Loans. (a) Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, from time to time, at any time during the Commitment Term, in exchange for cash, some or all Tier II Qualified Loans, subject to Farmer Mac’s then-current requirements for its Cash Window Program for cash purchases, and any other terms mutually agreed between the parties at the time of sale. Tier II Qualified Loans sold to Farmer Mac for cash pursuant to the terms of this section shall be sold at the price agreed by Farmer Mac and the Seller at the time of sale (less any outstanding borrower stock that may be retired and applied to the Qualified Loan), based on Farmer Mac’s then-required net yield for cash window purchases of the same product type as such Qualified Loans, and without adjusting for any changes in the credit relating to such Qualified Loans.

(b)    Prior to the removal of a Tier II Qualified Loan from the Portfolio, the Seller will contact Farmer Mac to enter into a mandatory commitment to sell such Tier II Qualified Loan to Farmer Mac under the standard mortgage delivery and sale requirements set forth in the Seller/Servicer Guide. In the month in which the Seller elects to sell Tier II Qualified Loans to Farmer Mac, the Seller will report, in accordance with the loan level reporting requirements set forth in Section 4.04, the removal of the Qualified Loan from this Commitment by reporting a zero unpaid principal balance.

(c)    The Seller shall sell Tier II Qualified Loans pursuant to subparagraph (a) in the month in which the Qualified Loan is removed from this Commitment.

(d)    No later than the last Business Day of the month of the sale to Farmer Mac of Tier II Qualified Loans, the Seller shall supply to Farmer Mac a Loan Setup File including each such Tier II Qualified Loan.

(e)    As of its Delivery Date, a Tier II Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing provisions of the Servicing Contract.

Section 5.03. Tier III Qualified Loans. (a) Subject to the requirements set forth in this Commitment and those negotiated at the time of sale, the Seller may make a one-time election to sell to Farmer Mac, in exchange for cash, all of the Tier III Qualified Loans; provided, however, the Seller must concurrently sell all Tier I and Tier II Qualified Loans to Farmer Mac in accordance with the terms set forth herein for such sales.

(b)    The Seller must contact Farmer Mac if at any time during the Commitment Term it wishes to enter into a one-time mandatory delivery commitment to sell all of the Tier III Qualified Loans to Farmer Mac. Tier III Qualified Loans sold to Farmer Mac for cash pursuant to the terms of this section shall be sold at the price agreed by Farmer Mac and the Seller at the time of sale (less any outstanding borrower stock that may be retired and applied to the Qualified Loan), based on pricing of AMBS collateralized by such Tier III Qualified Loans, and without adjusting for any changes in the credit relating to such Qualified Loans.

(i)
If the Qualified Loan Schedule indicates that the related pool of Qualified Loans is subject to Reserve Payments by specifying a Reserve Amount Total Limit, then where Tier III Qualified Loans are exchanged with Farmer Mac for AMBS, the AMBS shall have an initial principal amount equal to the then-current principal balance of the swapped Tier III Qualified Loans less the Reserve Amount Total Limit. Such AMBS shall bear interest initially at a rate equal to the weighted average of the then-current interest rates of such Qualified Loans, less the sum of the applicable Guarantee Fee, the Trustee Fee, and the related servicing fee under the Servicing Contract. The guarantee fee to be charged to the Seller for any Tier III Qualified Loan sold to Farmer Mac in exchange for AMBS shall be equal to what had been the Standby Purchase Commitment Fee with respect to such Qualified Loan, and the Seller shall retain an unguaranteed first loss subordinated interest in the pool of loans underlying the AMBS in the amount of the Reserve Amount Total Limit. If the Seller requests the AMBS be registered with the SEC, the Seller shall pay any costs associated with such registration, including any legal, accounting and SEC fees.

(c)    In the event the Seller elects to sell all Tier III Qualified Loans to Farmer Mac, Farmer Mac will provide instructions to the Seller regarding the required reporting relating to such Qualified Loans prior to their delivery to Farmer Mac.

(d)    As of its Delivery Date, a Tier III Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing provisions of the Servicing Contract.

Section 5.04. Participation Interests. (a) Upon election by the Seller to deliver a Tier II or Tier III Qualified Loan to Farmer Mac pursuant of this Commitment, Farmer Mac shall be entitled to perform such due diligence as to allow it to determine the value of the related mortgaged property at the time of purchase by Farmer Mac. In the event that (i) Farmer Mac determines that the outstanding principal balance of such Qualified Loan exceeds the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac program at the time of purchase by Farmer Mac and (ii) if applicable, such Qualified Loan is not insured or guaranteed by a qualified mortgage insurer approved by Farmer Mac, Farmer Mac shall so notify the Seller and shall purchase only a pro rata participation interest in such Qualified Loan. Such pro rata participation interest shall be calculated to result in the loan-to-value ratio (based on an appraisal performed in accordance with the Appraisal Standards set forth in the Seller/Servicer Guide) of Farmer Mac’s participation interest being equal to the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac loan product. Upon receipt of such notice, the Seller may represent and warrant in writing that, notwithstanding Farmer Mac’s calculation of the loan-to-value ratio of such Qualified Loan, the actual loan-to-value ratio of such Qualified Loan on the date of sale of such Qualified Loan is less than or equal to the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac product. In such event, Farmer Mac will accept delivery of the entire Qualified Loan, subject to the Seller’s liability for any loss resulting from a breach of the representation and warranty with respect to loan-to value.

(b)(i)    In the event that Farmer Mac accepts delivery of only a participation interest in a Qualified Loan as described in paragraph (a) above, Farmer Mac shall reimburse the Seller for a portion of the Standby Purchase Commitment Fee collected with respect to such Qualified Loan, which portion shall be calculated as described in subparagraph (ii) below.

(ii)    The amount of reimbursement due to the Seller in subparagraph (i) with respect to a Qualified Loan where Farmer Mac purchases a participation interest shall be the sum of (A) the unpaid principal balance of such Qualified Loan at the time that such Qualified Loan was made subject to this Commitment, as such amount was set forth in the related Qualified Loan Schedule delivered by the Seller to Farmer Mac pursuant to Section 4.02 and (B) the unpaid principal balance of such Qualified Loan at the time that the Seller elects to deliver such Qualified Loan to Farmer Mac pursuant to paragraph (a) above, which sum is divided by two and multiplied by (C) the number of months for which the Seller paid a Standby Purchase Commitment Fee with respect to such Qualified Loan, (D) the Standby Purchase Commitment Fee (divided by 12) and (E) the amount by which 1 exceeds the percentage participation interest purchased by Farmer Mac.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that:

Section 6.01. Compliance with Farmer Mac Standards. As of the Effective Date with respect to a Qualified Loan, each representation and warranty set forth in Chapter 304 of the Seller/Servicer Guide is true and correct with respect to such Qualified Loan.

Section 6.02. Consents and Approvals. (a) No consents or approvals of any Person are or will be required which have not or will not have been obtained for the execution and delivery of this Commitment or the performance of any obligations hereunder.

(b)    The execution of this Commitment has been duly authorized by the Seller and the officer of the Seller who has executed this Commitment is authorized to do so.

Section 6.03. Corporate Existence and Power. The Seller is a Farm Credit Association duly organized, validly existing and in good standing under the laws governing its creation and existence, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, as now conducted, as required to enter into this Commitment and to meet its obligations under this Commitment.

Section 6.04.    Authorization and Non-Contravention. The execution, delivery and performance by the Seller of this Commitment are within the Seller’s corporate power and have been duly authorized by all necessary corporate action on the part of the Seller (no action by its shareholders being required) and will not: (i) violate or contravene any law, regulation, judgment, injunction, order, decree or other instrument currently binding on the Seller; or (ii) violate, contravene or constitute a default under any provision of the articles of incorporation or by-laws of the Seller or of any agreement, contract, mortgage or other instrument currently binding on the Seller.

Section 6.05.    Binding Effect. This Commitment constitutes a valid and legally binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as enforcement may be limited by receivership, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting creditors’ rights generally.

Section 6.06.     Governmental Consents. No consent, approval, authorization or order of any Governmental Body is required, and no filing need be made with any Governmental Body, in connection with the execution, delivery and performance by the Seller of this Commitment or the consummation by the Seller of the transactions contemplated hereby.

Section 6.07.    Litigation. There are no actions, suits, or proceedings pending or, to the best knowledge of the Seller, threatened, or any judgment or order entered against the Seller or its assets in any court or before any Federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality which is likely to be adversely determined and which if adversely determined will materially, adversely affect its business or financial condition or the validity and enforceability of this Commitment or its ability to perform in accordance with this Commitment.

Section 6.08. Showings. The Seller has delivered to Farmer Mac on or prior to the date of execution of this Commitment: (i) an executed opinion of the Seller’s legal counsel (which may be internal counsel) addressed to Farmer Mac and substantially in the form set forth in Exhibit A to this Commitment, or a Certificate of Good Standing issued by the Farm Credit Administration with respect to the Seller; (ii) certified resolutions evidencing necessary or appropriate corporate action; and (iii) other documents as may reasonably be requested by Farmer Mac.

Section 6.09.    Compliance with Laws. The Seller is not in violation of any statute, rule or regulation of any Governmental Body or any order of any court or arbitrator, the violation of which, considered in the aggregate, is likely to materially adversely affect the business, operations or properties of the Seller.

Section 6.10.    Fraudulent Conveyance. The performance of the Seller’s obligations under this Commitment does not constitute a fraudulent conveyance within the meaning of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the rights of creditors.

Section 6.11.    Portfolio Requirements. As of the Effective Date with respect to a Qualified Loan, such Qualified Loan has not been purchased or securitized by Farmer Mac, paid in full (through scheduled payments, prepayments or otherwise) or otherwise removed from the Portfolio under the terms and conditions set forth in this Commitment.

Section 6.12.    UCS Classifications. For each Qualified Loan that has been accepted in the Portfolio by Farmer Mac under its streamlined underwriting criteria based on the Seller’s classification of the Qualified Loan under the 14-point Uniform Classification System (UCS), as of the Effective Date the UCS classification assigned to each such loan as set forth in the Qualified Loan Schedule reflects the diligent and objective application of the UCS as regularly applied by the Seller to other loans in its portfolio.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF FARMER MAC

Farmer Mac represents and warrants that:

Section 7.01. Consents and Approvals. No consents or approvals of any Person are or will be required which have not or will not have been obtained for the execution and delivery of this Commitment or the performance of any obligations hereunder.

Section 7.02. Corporate Existence and Power. Farmer Mac is an instrumentality of the United States, created and existing under the laws of the United States, duly organized, validly existing and in good standing under the laws governing its creation and existence, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into this Commitment.

Section 7.03. Authorization and Non-contravention. The execution, delivery and performance by Farmer Mac of this Commitment are within Farmer Mac’s corporate power and have been duly authorized by all necessary corporate action on the part of Farmer Mac (no action by its shareholders being required) and will not: (i) violate or contravene any law, regulation, judgment, injunction, order, decree or other instrument currently binding on Farmer Mac; or (ii) violate, contravene or constitute a default under any provision of the Charter Act or of any agreement, contract, mortgage or other instrument currently binding on Farmer Mac.

Section 7.04. Binding Effect. This Commitment constitutes a valid and legally binding agreement of Farmer Mac enforceable against Farmer Mac in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting creditors’ rights generally.

Section 7.05. Governmental Consents. No consent, approval, authorization or order of any Governmental Body is required, and no filing need be made with any Governmental Body, in connection with the execution, delivery and performance by Farmer Mac of this Commitment or the consummation by Farmer Mac of the transactions contemplated hereby.

Section 7.06. Compliance with Laws. Farmer Mac is not in violation of any statute, rule or regulation of any Governmental Body or any order of any court or arbitrator, the violation of which, considered in the aggregate, could materially adversely affect the business, operations or properties of Farmer Mac.

Section 7.07.    Litigation. There are no actions, suits, or proceedings pending or, to the best knowledge of Farmer Mac, threatened, or any judgment or order entered against Farmer Mac or its assets in any court or before any Federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality which is likely to be adversely determined and which if adversely determined will materially, adversely affect its business or financial condition or the validity and enforceability of this Commitment or its ability to perform in accordance with this Commitment.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Seller Events of Default. Any one or more of the following acts or occurrences by the Seller shall constitute an Event of Default under this Commitment:

(a)    failure by the Seller to pay the Standby Purchase Commitment Fee or any Reserve Payment, if applicable, in accordance with the terms of this Commitment; or

(b)    failure by the Seller to observe or perform any covenant or agreement contained in Sections 2.06, 2.07 or 6.01 herein; or

(c)    failure by the Seller to observe or perform any other covenants or agreements set forth in this Commitment which continues unremedied for a period of thirty (30) days after the Seller first acquires knowledge or receives notice thereof; or

(d)    any other event that constitutes a breach of a Seller/Servicer Agreement during the Commitment Term; or

(e)    any covenant, representation, warranty or statement made by the Seller herein or in any certificate delivered in connection herewith shall prove to have been incorrect in any material respect when made; provided that if the incorrect matter as to which such representation or warranty relates is capable of being cured, it shall not constitute an Event of Default hereunder unless the Seller fails to correct such matter within thirty (30) days after the Seller shall first acquire knowledge or receive notice thereof; or

(f)    a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller; or

(g)    the Seller consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Seller or all or substantially all of its property; or

(h)    the Seller admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Section 8.02. Farmer Mac Events of Default. Any one or more of the following acts or occurrences by Farmer Mac shall constitute an Event of Default under this Commitment:

(a)    failure to purchase an eligible Qualified Loan or a Qualified Participation Interest pursuant to the terms of this Commitment or reimburse a portion of the Standby Purchase Commitment Fee pursuant to Section 5.04(b); or

(b) failure by Farmer Mac to observe or perform any other covenants or agreements set forth in this Commitment which continues unremedied for a period of thirty (30) days after Farmer Mac first acquires knowledge or receives notice thereof; or

(c) any covenant, representation, warranty or statement made by Farmer Mac herein shall prove to have been incorrect in any material respect when made; or

(d) a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Farmer Mac; or

(e) Farmer Mac consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to Farmer Mac or all or substantially all of its property; or

(f) Farmer Mac admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

ARTICLE IX

REMEDIES

Section 9.01. Remedies of Farmer Mac. Upon the occurrence of any Event of Default by the Seller hereunder, unless such Event of Default has been cured, Farmer Mac may, at its option:

(a)    terminate this Commitment and refuse to accept delivery of additional Tier I Qualified Loans for purchase hereunder; and/or

(b)    direct the Seller to repurchase, in accordance with the provisions of the Seller/Servicer Guide, any Qualified Loan sold to Farmer Mac relating to a specific Event of Default.

However, Farmer Mac’s remedy under this Section for an Event of Default under Section 8.01(b), (c), (d) or (e) and related to a Qualified Loan shall be limited to Section 9.01(b) unless the Event of Default relates to Qualified Loans with an aggregate unpaid principal balance exceeding 5% of the aggregate unpaid principal balance outstanding under this Commitment as of the date of an Event of Default, in which event Farmer Mac may exercise any remedy as provided in this Article IX; or

If the Seller fails to comply with the provisions of (b) above within 30 days upon demand of Farmer Mac, Farmer Mac may terminate any applicable Seller/Servicer Agreement and the Servicing Contract, transfer all of the Seller’s Farmer Mac servicing portfolio “with cause” and retain the proceeds from such transfer.

Section 9.02. Remedies of Seller. Upon the occurrence of any Event of Default by Farmer Mac hereunder, the Seller may, at its option, terminate this Commitment; provided however, that:

(a) Upon an Event of Default under Section 8.02(b), (c) or (d), the Seller may terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

(b) Upon an Event of Default under 8.02(a), the Seller may: (i) elect to require that the purchase price be paid by the issuance of an AMBS backed by such Qualified Loan or (ii) terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

Section 9.03. Remedies Not Exclusive. Unless otherwise expressly provided, no remedy conferred herein or reserved to any party is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity; provided, however, that in no event shall either party have any liability to the other party with respect to consequential damages.

Section 9.04. Delay or Omission Not Waiver. No delay or omission of either party to exercise any right or remedy provided hereunder upon an Event of Default (except a delay or omission pursuant to a written waiver) shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy given by this Article IX or by law to either party may be exercised from time to time, and as often as may be deemed expedient by either party. In order to entitle either party to exercise any remedy reserved to such party in this Article IX, it shall not be necessary to give any notice unless otherwise provided in Sections 9.01 or 9.02.

ARTICLE X

MISCELLANEOUS

Section 10.01. Termination Event; Removal of Qualified Loans from Portfolio.

(a)    Farmer Mac and the Seller each must give the other party written notice of the occurrence of a Termination Event. In the case of a Termination Event, such notice shall be accompanied by an opinion of counsel or an opinion of an independent accounting firm, as applicable, supporting the conclusion that a Termination Event has occurred. Upon the declaration of the occurrence of a Termination Event, this Commitment shall terminate only in respect to the Qualified Loans affected by the Termination Event and be of no further force or effect.
(b)    If the Qualified Loan Schedule specifies an Optional Removal Trigger for the related pool of Qualified Loans, then notwithstanding the provisions of Section 4.02(c), the Seller may remove all (but not part) of a pool of Qualified Loans identified on a Qualified Loan Schedule from the Portfolio without the prior written consent of Farmer Mac to the extent that the aggregate unpaid principal balance of the Qualified Loans remaining in the applicable pool is less than or equal to the Optional Removal Trigger. Seller shall provide Farmer Mac with not fewer than thirty (30) days written notice of its intent to remove a pool of Qualified Loans from the Portfolio pursuant to this Section 10.01(b). Upon removal of any pool of Qualified Loans from the Portfolio, Farmer Mac shall not be obligated to purchase any Qualified Loan contained in such pool in the future under the terms of this Commitment.

Section 10.02. Accounting/Capital Treatment. Neither Farmer Mac nor any of the directors, officers, employees or agents of Farmer Mac shall be under any liability for the accuracy, legality or soundness of the Seller’s intended accounting or capital treatment of the transaction contemplated by this Commitment or for the Seller’s interpretation of any accounting rules relating to its intended accounting or capital treatment of this transaction.

Section 10.03. Servicing. In connection with the servicing of the Qualified Loans in the Portfolio, although the Seller agrees to comply with the servicing standards set forth in the Servicing Contract, the parties agree that the Seller is not servicing the Portfolio for Farmer Mac until the Qualified Loans are removed from the Portfolio and sold to Farmer Mac.

Section 10.04. Confidentiality. During the term of this Commitment, the Seller shall maintain the confidentiality of the terms and conditions set forth in this Commitment. This shall not affect the right of the Seller to discuss generally the existence of the Commitment, the general impact of the Commitment, the size of the Portfolio and any other non-fee or non-pricing related information. The Seller shall disclose the terms of this Commitment to others only as may be required in connection with the Seller’s business or by law, regulation, financial disclosure and other accounting rules or other legal process and the Seller agrees to advise Farmer Mac of any such disclosure that is made to any person who is not a director, officer, or employee of the Seller or the Seller’s accountants, lawyers, examiners or auditors.

Section 10.05. Benefit of Commitment. Any reference to any of the parties to this Commitment shall be deemed to include the successors and assigns of such party. All covenants and agreements herein contained are for the benefit of the parties hereto only, and nothing expressed or implied herein is intended to be for the benefit of any other Person.

Section 10.06. Amendments and Waivers. No term, covenants, agreement or condition of this Commitment may be amended, nor any compliance therewith waived (either generally or in a particular instance and either retrospectively or prospectively) except by an instrument in writing duly executed and delivered by the parties hereto.

Section 10.07. Notices. All notices and communications provided for hereunder shall be in writing and shall be delivered by legible telecopy (receipt confirmed by telephone) or by a means that guarantees over-night delivery. All notices and communications shall be addressed as follows.

If to the Seller:

AgGeorgia Farm Credit
468 Perry Parkway
Perry, Georgia 31069

Attention: Chief Lending Officer
Facsimile: (478) 987-8314

If to Farmer Mac:

Farmer Mac
Attention: General Counsel
1999 K Street, N.W.
4th Floor
Washington, DC 20006
Facsimile: (202) 872-7713

Section 10.08. Attorneys’ Fees. If a legal action is commenced in connection with any dispute under this Commitment, the prevailing party shall be entitled to reasonable attorney fees, costs, and necessary disbursements incurred in connection with the related action as determined by the court.

Section 10.09. Severability. If any provision of this Commitment shall be invalid, illegal or unenforceable, such provision shall be severable from the remaining provisions of this Commitment, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.10. Multiple Counterparts. This Commitment may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be, and shall be deemed to be, an original.

Section 10.11. Governing Law. The terms of this Commitment shall be construed and interpreted in accordance with federal law. To the extent federal law incorporates state law, that state law shall be the laws of the District of Columbia, without regard to the conflicts of laws provisions thereof.

Section 10.12. Termination. This Commitment shall terminate on the earlier of (a) the last day of the Commitment Term, (b) the date upon which the actions required upon the occurrence of a Termination Event, as set forth in Section 10.01, have been fulfilled by the Seller or Farmer Mac, as applicable, and (c) at Farmer Mac’s or the Seller’s option, as applicable, the date upon which an Event of Default has occurred with respect to the other party.

Section 10.13. Time is of the Essence. Time is of the essence for all of the terms and provisions of this Commitment.

Section 10.14. Farm Credit System Status. Farmer Mac understands that the Seller is an institution of the Farm Credit System and that, as such, it and all of its assets are subject to joint and several liability of all Farm Credit System obligations as well as all other terms, conditions and restrictions set forth in the Farm Credit Act, as amended. Farmer Mac also understands that the Seller’s access to funds for purposes of ongoing lending activity and operations is with a Farm Credit System bank and may, from time to time, involve other Farm Credit System banks and entities. This funding relationship is documented by a General Financing Agreement (“GFA”) and related documents, which grant a security interest in all loans, proceeds and other assets of the Seller as collateral. Farmer Mac acknowledges that the funding relationship between the Seller and any Farm Credit System funding bank in no way violates the restrictions on the Seller’s pledging or hypothecating loans in the Portfolio. In the event of a purchase of a Qualified Loan by Farmer Mac under the terms of this Commitment, the Seller agrees to apply all of the proceeds of such purchase against the GFA indebtedness and to sell such Qualified Loan to Farmer Mac free of any lien or restriction.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment to be duly executed by their duly authorized officers or representatives as of the date above first written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:
Name:
Title:

AGGEORGIA FARM CREDIT, ACA

By:
Name:
Title:

EXHIBIT A
FORM OF OPINION OF COUNSEL FOR SELLER

1. The Seller has been duly organized and is validly existing as an Agricultural Credit Association in good standing under the laws of the United States of America, has the full corporate power to conduct its business as now being conducted and is qualified, or need not be qualified, to conduct its business in all of the states in which it does, or plans to do business.

2. The Seller has full right, power and authority to execute, deliver and perform its obligations under the Commitment; and the Commitment has been duly authorized, executed and delivered by the Seller; and the Commitment constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller by Farmer Mac in accordance with its terms except to the extent (i) enforcement thereof may be limited or affected by any applicable bankruptcy, insolvency, receivership, reorganization, moratorium or similar laws affecting creditors’ rights generally as such laws may be applied in the event of an insolvency or similar proceeding affecting the Seller, or (ii) principles of equity may limit the availability of certain remedies.

3. The individual or individuals who have executed the Commitment on behalf of the Seller have the legal power, right and actual authority to bind the Seller to the terms and conditions of the Commitment.

4. Neither the execution and delivery by the Seller of the Commitment, nor the fulfillment of the terms of the Commitment nor the compliance by the Seller with any of the provisions of the Commitment violate any provisions of the articles of incorporation/charter or bylaws of the Seller, or any law or regulations applicable to the Seller or court decree known to us to be applicable to the Seller; and, to the best of our knowledge (after having made inquiry with respect thereto), none of such actions will result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Seller is a party or by which it is bound.

5. There is not pending or, to the best of our knowledge, threatened any action, suit, proceeding, inquiry or investigation at law or in equity or before any court, public board or regulatory agency, against or affecting the Seller or its assets wherein an unfavorable decision, ruling or finding would adversely affect the Seller’s powers of existence or the validity or enforceability of the Commitment, or which might result in any material adverse change in the business condition (financial or otherwise) or operation of the Seller, or which might adversely affect the Seller’s ability to perform its obligations under the Commitment.

6. There is no litigation or investigation pending or threatened, or any judgment or order entered, affecting the Qualified Loans (or any other mortgages that the Seller is servicing, which mortgages have interest rate and adjustment provisions similar to those contained in the adjustable rate Qualified Loans), at law or in equity by or before any federal or state court or governmental instrumentality or agency having jurisdiction over the Seller or the Qualified Loans.

EXHIBIT B
PURCHASE REQUEST AND CERTIFICATION

TO:    [        ]
Farmer Mac
1133 21st Street, N.W.
Suite 600
Washington, D.C. 20036

DATE:    _________ [No later than the 7th business day of the month]

SELLER PURCHASE REQUEST AND CERTIFICATION

Farmer Mac Seller ID:

The following Qualified Loans have become Tier I Qualified Loans or are Tier I Qualified Participation Interests pursuant to the Long-Term Standby Commitment to Purchase entered into between Farmer Mac and AgGeorgia Farm Credit, ACA (the “Seller”) as of February 1, 2012 (the “Commitment”). Accordingly, the Seller certifies that (i) all the information contained in the Qualified Loan Schedule submitted to the Custodian is correct and (ii) upon payment of the purchase price, the Seller will transfer an undivided interest in such Qualified Loans or Qualified Participation Interests to Farmer Mac. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment.

Farmer Mac Loan #            Current whole loan UPB    Participation Interest and %
________________________
________________________
________________________

[NAME]

By:
[Authorized Officer]

Contact Person:
Name:
Phone #:
Address:

EXHIBIT C
PENDING LITIGATION SCHEDULE

NONE.

EXHIBIT D
QUALIFIED LOAN SCHEDULE

Qualified Loan Schedule: **[Name of Seller and Related Pool Identifier]** ***Effective Date:*** **[Fill in date]**

					Effective						
		Origination	*Interest*	*Effective Date*	*Date Note*	*Commitment*	*Scheduled*	*Maturity*	*P + I*		*UCS*
Loan Number	*Borrower Last Name*	*Date*	*Rate Type*	*Balance*	*Rate*	*Fee Rate*	*P + I*	*Date*	*Payment*	*LTV*	*Classification*

Total Number of Loans: [_____] Weighted Average Guarantee Fee: [_______]% Total Scheduled Balance of Loans: $[_________]

The loans listed in this Qualified Loan Schedule ("QLS") have been included in the Seller's Portfolio under the Long Term Standby Commitment to Purchase Agreement between Farmer Mac and the Seller (the "Commitment") based on information provided to Farmer Mac by the Seller. Seller acknowledges that the due diligence procedures Farmer Mac performs prior to signing a QLS vary depending on the characteristics of the loans nominated by the Seller for inclusion in the Portfolio and do not necessarily include a review of loan files by Farmer Mac for conformity with Farmer Mac's requirements. The Seller further acknowledges that it remains fully obligated under its representations and warranties with respect to each of the loans listed on this QLS, as set forth in Section 6.01 of the Commitment and Chapter 304 of the Seller/Servicer Guide, and subject to the remedies for any breach of those representations and warranties.

The Seller acknowledges that payment of the Standby Purchase Commitment Fee and submission of the monthly loan activity report are due on or before the 7th calendar day of each month, beginning the month after the month of the Effective Date. Failure to pay the Standby Purchase Commitment Fee in accordance with the terms of the Commitment requires interest to be paid on any overdue amount and constitutes an Event of default for which Farmer Mac may terminate the Commitment. The Seller certifies that the information contained in this Qualified Loan Schedule is accurate.

In accordance with the qualification of the loans listed on this Qualified Loan Schedule under Farmer Mac's streamlined underwriting criteria, the Seller hereby represents and warrants that the Uniform Classification System (UCS) classification assigned to each loan as set forth in this Qualified Loan Schedule reflects the diligent and objective application of the UCS as regularly applied by the Seller to other loans in its portfolio.

EXHIBIT E
FILE SPECIFICATIONS FOR LOAN SETUP FILE

LONG TERM STANDBY COMMITMENT, BASIC SETUP FILE

Field Number	Field Name	Format Example	Description
1	Borrower Number / Customer Number	213299465	all loans
2	Loan Number	20201384	all loans
3	Long Term Standby Seller ID	99	all loans - provided to seller by Farmer Mac
4	Borrower Last Name	Smith	all loans
5	Property County	Montgomery	all loans
6	Property State	MD	all loans
7	Small Farm Indicator	1	all loans (1=yes, 2=no)
8	Family Farm Indicator	1	all loans (1=yes, 2=no)
9	Loan Origination Date	mm/dd/yyyy	all loans
10	Original Loan Balance	1000000	all loans
11	Maturity Date	mm/dd/yyyy	all loans
12	Cut-off Scheduled Principal Balance	1000000	all loans
13	Cut-off Remaining Loan Term	300	all loans
14	Cut-off Remaining Amort Term	300	all loans
15	Next P&I Amount	5451.84	all loans
16	Cut-off Note Rate	0.0568	all loans
17	Principal Payment Type	1	all loans (1 = fixed, 2 = amortizing, 3 = interest only, 4 = revolving line of credit)
18	Principal P&I Payment Frequency	12	all loans (1 = monthly, 3 = quarterly, 6 = semi- annual, 12 = annual)
19	Interest Rate Type	1	all loans (1 = fixed, 2 = arm, or 3 = variable)
20	Loan Type	2	all loans (1 = part-time farm, 2 = full-time farm, 7 = rloc)
21	Total Acreage	10	all loans
22	Appraisal Date	1/1/1988	all loans
23	Appraisal Value	1500001.02	all loans (equals sum of land + improvement)
24	Land Value	1000000.56	all loans
25	Improvement Value	500000.46	all loans
26	Net Income on Property	150000.88	Non-seasoned loans only
27	Debt Service on Property	100000.55	Non-seasoned loans only
28	Total Assets	2000000.45	Non-seasoned loans only
29	Total Liabilities	1000000.87	Non-seasoned loans only
30	Current Assets	500000.47	Non-seasoned loans only
31	Current Liabilities	250000.96	Non-seasoned loans only
32	Gross Farm Income	158165.36	Non-seasoned loans only
33	Farm Expense	25356.15	Non-seasoned loans only
34	Farm Depreciation	1235.15	Non-seasoned loans only
35	Interest on Capital Debt	1654.59	Non-seasoned loans only
36	Capital Lease Payment	1354.46	Non-seasoned loans only
37	Income Taxes and FICA	874.52	Non-seasoned loans only
38	Net Off Farm Income	256333.15	Non-seasoned loans only
39	Living Expenses	10025.24	Non-seasoned loans only
40	Annual Total Debt Requirements	100000.55	Non-seasoned loans only
41	Primary Commodity*	1121	all loans
42	Farm Credit Classification	1	all loans (if available)

43	Cross Collateralized/Cross- Defaulted Flag	1	all loans (0 = No, 1 = Yes)
44	Primary Borrower FICO Credit Score	725	all loans (if available)
45	AgScore/OTS Score	180	all loans (if available)

*	The commodity allocation shall be based on sale revenue by commodity and not based on acreage devoted to production of the commodity.

EXHIBIT F
FILE SPECIFICATIONS FOR LOAN ACTIVITY REPORT

LTSPC & Security, Periodic File
Field Number	Field Name	Type	Max Length	Format Example	Description/ Comments
1	Farmer Mac Loan Number	AN	12	1218510002	Unique Loan Number assigned by Farmer Mac
2	Seller Loan Number	AN	12	5844154	Loan Number given by Seller
3	Servicer ID	Numeric	1	1	Farmer Mac Seller ID number (given to Servicer of loans)
4	Date Committed	Date	10	MM/DD/YYYY	Date Committed into Pool
5	Current Last Paid Installment Date	Date	10	MM/DD/YYYY	Scheduled Date for Current P&I Installment paid by Borrower
6	Next Payment Date	Date	10	MM/DD/YYYY	Next Payment Due Date for Mortgage Loan
7	Payment Frequency	Numeric	2	1	1= Monthly, 3= Quarterly, 6= Semi-annual, 12= Annual, 99= Variable
8	Prior Month Actual Balance	Numeric	12	1000000	Mortgage Loan Ending Actual Balance for Previous Month
9	Principal Payment	Numeric	10	550000	Scheduled Principal Payment
10	Interest Payment	Numeric	10	325000	Scheduled Interest Payment
11	Curtailment	Numeric	10	15000	Unscheduled Principal Payment
12	Current Month Actual Balance	Numeric	12	850000	Mortgage Loan Ending Actual Balance for Current Month
13	Action Code	Numeric	2	10	Loan Action Code (see Appendix A - Legend One)
14	Action Date	Numeric	10	MM/DD/YYYY	Date for which Loan Action Code was Reported
15	Commitment Fee Rate	Numeric	10	0.0075	Rate for Commitment Fee (reported in decimal format)
16	Prior Month Accrued Commitment Fee	Numeric	10	85000	Accrued Commitment Fee Balance from Prior Month
17	Commitment Fee Monthly Accrual	Numeric	10	15850	Current Month’s Commitment Fee Accrual Amount
18	Commitment Fee Remittance	Numeric	10	25220	Commitment Fee Remitted by Servicer in Current Month
19	Current Month Accrued Commitment Fee	Numeric	10	65000	Accrued Commitment Fee Balance from Current Month
20	Probability of Default Classification	Numeric	2	1	Probability of Default (see Appendix A - Legend Two)
21	Loss Default Classification	AN	2	W	Code to describe loss default classification (see Appendix A - Legend Five)
22	Delinquency Code	Numeric	1	1	Code to describe Delinquency Status of Loan (see Appendix A - Legend Three)
23	Note Rate	Numeric	5	0.0755	Mortgage Loan Note Rate for Current Month
24	Transaction Code	Numeric	1	1	Loan Transaction Description (see Appendix A - Legend Four)
25	Average Daily Balance	Numeric	12	850000	Average Daily Balance for Current Month
26	Unfunded Amount	Numeric	12	850000	Amount Still Available to be Drawn - *Only applies to revolving lines of credit and construction loans
27	Current Collateral Value	Numeric	12	850000	Current Collateral Value
28	Current Collateral Value Date	Date	10	MM/DD/YYYY	Current Collateral Value Date
29	Basis of Evaluation	Numeric	1	1	Basis of Valuation For Current Collateral Value (see Appendix A - Legend Six)

LEGEND ONE: ACTION CODE		LEGEND THREE: DELINQUENCY CODE
0	No Action Code	1	Current
10	Delinquent Loan Purchase by Farmer Mac	2	30-59 Days Delinquent
20	Loan Paid Off	3	60-89 Days Delinquent
30	Removed Loan from LTSC (with consent from FAMC)	4	90+ Days Delinquent
40	Modified LTSC Loan (Seller will add Loan to Setup File)	5	Foreclosure
50	New Loan Added to LTSC (Seller will add to Setup File)	6	Bankruptcy
60	Repriced LTSC Loan (Loan Number Updated)	7	REO
		8	Ready to purchase
LEGEND TWO: PROBABILITY OF DEFAULT CLASSIFICATION
0	Not applicable	LEGEND FOUR: TRANSACTION TYPE
1	Highest	1	LTSPC
2	Superior	2	SECURITY
3	Exceptional
4	Excellent
5	Strong	LEGEND FIVE: LOSS GIVEN DEFAULT CLASSIFICATION
6	Good	W	Well secured
7	Average	A	Adequately Secured
8	Adequate	M	Marginally Secured
9	Minimally Acceptable	U	Under Secured
10	OAEM
11	Substandard - Viable	LEGEND SIX: BASIS OF VALUATION
12	Substandard – Nonviable	1	Appraisal
13	Doubtful	2	Evaluation
14	Loss	3	CAR

EXHIBIT G
FILE SPECIFICATIONS FOR DELINQUENCY REPORT

DISTRESSED LOAN REPORTING - ALL PRODUCTS
Field Number	Field Name	Type	Max Length	Format Example	Description/ Comments
GENERAL DELINQUENCY SECTION
1	Loan Number	AN	50	123456	Unique Loan number assigned by Farmer Mac
2	Report Date	Date	19	MM/DD/YYYY	Delinquency Reporting Date
3	Borrower Last Name	AN	50	Text	Last Name\ Entity Name of First Borrower Listed on Related Borrower Setup File
4	Payment Due Date	Date	19	MM/DD/YYYY	Date the Original Delinquent Payment was Due
5	Delinquency Status Code	Numeric	11	300	Legend One*
6	Delinquency Reason Code	Numeric	11	300	Legend Two*
9	Servicer Comments	Memo	512	Text	Completed by Central Servicer

APPENDIX A

LEGEND ONE:
Code	Delinquency Status	Delinquency Reason Description
1	Pending Action	Delinquency is being resolved by servicer, but no formal action has been taken.
2	Foreclosure	The servicer has referred the case to an attorney to take legal action to acquire the property through a foreclosure sale.
3	Chapter 7 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Act.
4	Chapter 11 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Act.
5	Chapter 12 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 12 of the Federal Bankruptcy Act.
6	Chapter 13 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 13 of the Federal Bankruptcy Act.
7	Forbearance
The servicer has authorized a temporary suspension of payments or a repayment plan that calls for periodic payments of less than the scheduled payment, periodic payments at different intervals, etc. to give the mortgagor(s) additional time and a means for bringing the mortgage current by repaying all delinquent installments.

8	Preforeclosure Sale	The mortgagor(s) plans to pursue a preforeclosure sale (a payoff of less than the full amount of our indebtedness) to avoid the expenses of foreclosure proceedings.
9	Drug Seizure	The Department of Justice has decided to seize (or has seized) a property under the forfeiture provision of the Controlled Substances Act.
10	Refinance	The servicer is pursuing a modification arrangement whereby the existing first mortgage is refinanced (paid off) with the proceeds of the new mortgage arranged by us.
11	Assumption	The servicer is working with the mortgagor(s) to sell the property by permitting the purchaser to pay the delinquent installments and assume the outstanding debt in order to avoid a foreclosure.
12	Modification	The servicer is working with the mortgagor(s) to renegotiate the terms of the mortgage in order to avoid foreclosure.
13	Charge-Off
The Servicer is determining whether it is in our best interests to pursue collection efforts or legal actions against the mortgagor(s) (because of a reduced value for the property, a low outstanding mortgage balance, or the presence of certain environmental hazards on the property).

14	Third-Party Sale	We authorized a foreclosure bid equal to the “fair market value” of a property (instead of the “total indebtedness”) in order to encourage third party bidding at the foreclosure sale.
15	Probate	The servicer is waiting to pursue (or complete) foreclosure action because proceedings required to verify a deceased mortgagor’s will are in process.

16	Deed-in-Lieu	We authorized the servicer to accept a voluntary conveyance of the property instead of initiating foreclosure proceedings.
17	Assignment	Use this code to indicate that a mortgage is in the process of being assigned to the insurer or guarantor.
18	REO	Use this action code for REO

LEGEND TWO:
Code	Delinquency Reason	Delinquency Reason Description
1	Curtailment of Income
The delinquency is attributable to a reduction in the mortgagor’s income, such as a garnishment of wages, a change to a lower paying job, reduced commissions or overtime pay, loss of a part- time job, low commodity prices, etc. The mortgagor(s) is expected to recover from such a set-back.

2	Excessive Obligations
The delinquency is attributable to the mortgagor’s having incurred excessive debts (either in a single instance or as a matter of habit) that prevent him or her from making payments on both those debts and the mortgage debt. The mortgagor(s) is expected to recover if debt obligations are reduced.

3	Farm Management/ Business Failure
The delinquency is attributable to having a reduction in income that are the direct result of the farming operation not remaining a viable entity or, at least, unable to generate sufficient cash to meet mortgage obligations.

4	Death of Principal mortgagor(s)	The delinquency is attributable to the death of the principal mortgagor(s).
5	Illness of Principal mortgagor(s)	The delinquency is attributable to a prolonged illness that keeps the principal mortgagor(s) from working and generating income.
6	Illness of mortgagor(s) Family Member	The delinquency is attributable to the principal mortgagor’s having incurred extraordinary expenses as the result of the illness of a family member.
7	Death of mortgagor(s) Family Member	The delinquency is attributable to the principal mortgagor’s having incurred extraordinary expenses as the result of the death of a family member.
8	Marital Difficulties
The delinquency is attributable to problems associated with a separation or divorce, such as a dispute over ownership of the property, a decision not to make payments until the divorce settlement is finalized, a reduction in the income available to repay the mortgage debt, etc.

9	Abandonment of Property	The delinquency is attributable to the mortgagor’s having abandoned the property for reason(s) that are not known by the servicer (because the servicer has not been able to locate the mortgagor(s)).
10	Property Problem
The delinquency is attributable to the condition of the improvements or the property (substandard construction, expensive and extensive repairs needed, subsidence of sinkholes on property, impaired rights of ingress and egress, etc. ) or the mortgagor(s) dissatisfaction with the property or the neighborhood.

11	Inability to Sell Property	The delinquency is attributable to the mortgagor’s having difficulty in selling the property.
12	Inability to Rent Property	The delinquency is attributable to the mortgagor’s needing rental income to make the mortgage payments and having difficulty in finding a tenant.

13	Military Service
The delinquency is attributable to the principal mortgagor’s having been called to active duty status and his or her military pay not being sufficient to enable the continued payment of the existing mortgage debt.

14	Unemployment	The delinquency is attributable to a reduction in income resulting from the principal mortgagor(s) having lost his or her job.
15	Casualty Loss	The delinquency is attributable to the mortgagor’s having incurred a sudden, unexpected property loss as the result of an accident, fire, storm, theft, earthquake, etc.
16	Servicing Problems
The delinquency is attributable to the mortgagor’s being dissatisfied with the way the mortgage servicer is servicing the loan or with the fact that servicing of the loan has been transferred to a new servicer.

17	Payment Adjustment
The delinquency is attributable to the mortgagor’s being unable to make a new payment that resulted from an increase related to a scheduled payment change for a graduated-payment or adjustable- rate mortgage.

18	Payment Dispute
The delinquency is attributable to a disagreement between the mortgagor(s) and the mortgage servicer about the amount of the mortgage payment, the acceptance of a partial payment, or the application of previous payments that results in the mortgagor(s) refusal to make the payment(s) until the dispute is resolved.

19	Transfer of Ownership Pending	The delinquency is attributable to the mortgagor’s having agreed to sell the property and deciding not to make any additional payments.
20	Fraud	The delinquency is attributable to a legal dispute arising out of a fraudulent or illegal action that occurred in connection with the origination of the mortgage (or later).
21	Unable to Contact Borrower	The reason for the delinquency cannot be ascertained because the mortgagor(s) cannot be located or has not responded to the servicer’s inquiries.
22	Incarceration	The delinquency is attributable to the principal mortgagor(s) having been jailed or imprisoned (regardless of whether he or she is still incarcerated).
23	Other	The delinquency is attributable to reasons that are not otherwise included in this list of applicable codes.